UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2007

VCG Holding Corp.
(Exact name of registrant as specified in its charter)

Colorado	001-32208	84-1157022
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

390 Union Boulevard, Suite 540
Lakewood, Colorado		80228
(Address of Principal Executive Offices)		(Zip Code)

(303) 934-2424
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01       Completion of Acquisition or Disposition of Assets.

On September 17, 2007, VCG Holding Corp., a Colorado corporation (the “Company”), entered into a Purchase of Membership Interests agreement (the “Purchase Agreement) and closed the transaction contemplated thereby with Golden Productions JGC Fort Worth, LLC, a Texas limited liability company (“Golden”), and Bryan S. Foster (the “Seller”), pursuant to which the Company purchased (a) 100% of Golden’s issued and outstanding membership units for $1,900,000 in cash and (b) the building in which Golden operates an adult entertainment nightclub commonly known as “Jaguar’s Gold Club of Fort Worth,” with all its contents, including improvements, fixtures and personal property, for $1,800,000 in cash.

The Purchase Agreement contains ordinary and customary provisions for agreements of this nature, such as representations, warranties, and covenants.  In accordance with the Purchase Agreement, all applicable licenses and permits in order to operate the nightclub were transferred to the Company at closing.  The acquired nightclub is a so called “bring your own bottle” establishment, whereby it is not subject to a liquor licensing requirement or state liquor tax.

Pursuant to the terms of the Purchase Agreement, the Seller granted to the Company an option to purchase a future, not currently existing, adult entertainment nightclub (“Club 2”), if built by the Seller.  The Company may exercise its option at any time after Club 2 has been open for business for at least one year and a day and has achieved certain gross revenue and net profit targets.  In the event that the Company exercises its option, the Company must pay a purchase price equal to 36 times Club 2’s monthly average net profit based on the most recently completed six month period at such time.  The Seller is under no obligation to build Club 2.  The Company’s option expires five years after the closing date of the Purchase Agreement.

In connection with the closing of the Purchase Agreement, the Company entered into a Covenant Not to Compete with each of the Seller (the “Seller Non-Competition Agreement”) and a former employee of Golden (the “Former Employee Non-Competition Agreement”) pursuant to which each of the Seller and the former employee agreed not to compete with the Company for a period of five years following the closing date within 50 miles of the acquired nightclub, excluding Club 2 and an adult entertainment nightclub located in Dallas, Texas operated by Manana Entertainment, Inc. commonly known as “Jaguar’s Gold Club.”  Each of the Seller Non-Competition Agreement and the Former Employee Non-Competition Agreement also contains non-solicitation and confidentiality covenants. The Company paid each of the Seller and the former employee $5,000 in cash at the closing in consideration for entering into the Seller Non-Competition Agreement and the Former Employee Non-Competition Agreement, respectively.

The purchase of the building did not include the real property upon which it is located.  However, the Company entered into a Deed of Ground Lease (the “Lease”) for the real property used in the operation of the nightclub as further reported under Item 2.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The Company has attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, copies of the Purchase Agreement, the Seller Non-Competition Agreement and the Former Employee

Non-Competition Agreement.  The foregoing summaries are qualified in their entirety by the contents of the Purchase Agreement, the Seller Non-Competition Agreement and the Former Employee Non-Competition Agreement.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 17, 2007, the Seller, in his capacity as landlord, and the Company entered into the Lease pursuant to which the Seller leased to the Company the real property used in the operation of the adult entertainment nightclub commonly known as “Jaguar’s Gold Club of Fort Worth,” located at 12325 Calloway Cemetery Road, Fort Worth, Texas, for a term of five years at a monthly base rent of $20,000. The Lease automatically renews for four separate additional five year periods unless the Company declines renewal in a written notice to the Seller.  The monthly base rent increases by 10 percent for each five-year renewal period.  In addition, the Seller granted to the Company a right of first refusal and option to purchase the real property under certain circumstances.

The Company has attached hereto as Exhibit 10.4 a copy of the Lease. The foregoing summary is qualified in its entirety by the contents of the Lease.

Item 8.01       Other Events.

On September 17, 2007, the Company issued a press release announcing that it closed the Purchase Agreement. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read the press release in its entirety.

Item 9.01       Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Company will file the financial statements required to be included herein by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date hereof.

(b) Pro Forma Financial Information.

The Company will file the pro forma financial information required to be included herein by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date hereof.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Purchase of Membership Interests
10.2	Covenant Not to Compete (Seller)
10.3	Covenant Not to Compete (Former Employee)
10.4	Deed of Ground Lease
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORP.

Date: September 21, 2007	By:	/s/ Brent J. Lewis
Brent J. Lewis
Chief Financial Officer